UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Quest Software, Inc.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Quest Software, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Quest Software, Inc.

Commission File No.: 000-26937

Important Information

The following includes a transcript of the conference call held by Quest Software, Inc. (“Quest” or the “Company”) and Dell Inc. (“Dell”) on July 2, 2012 in which Quest’s entry into a definitive agreement with Dell for the acquisition of Quest by Dell was discussed.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) an amended proxy statement and the Company and Dell intend to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and Dell and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the amended proxy statement described above. Additional information regarding the directors and executive officers of Quest is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012. Additional information regarding the directors and officers of Dell is included in Dell’s proxy statement for its 2012 Annual Meeting, which was filed with the SEC on May 24, 2012.

Forward-Looking Statements

This filing may include predictions, estimates and other information regarding Quest and Dell that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on Quest’s and Dell’s current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company and Dell may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9)

risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (10) that Quest and Dell are unable to successfully implement the plans, strategies and objectives of management for future operations, including the execution of integration strategies; and (11) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Quest and Dell are set forth in their respective filings with the SEC on Forms 10-K, 10-Q and 8-K, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Neither Quest nor Dell undertake any obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Dell and Quest Software Conference Call

Dave Johnson - SVP, Corporate Strategy

John Swainson - President, Software Solutions

Brian Gladden - SVP, Chief Financial Officer

Rob Williams - VP, Investor Relations

Vinny Smith - Quest, Chairman and CEO

Scott Davidson - Quest, CFO

July 2, 2012

OPERATOR: Good morning, and welcome to the Dell and Quest Software Conference Call.

I would like to inform all participants this call is being recorded at the request of Dell. This broadcast is the copyrighted property of Dell Inc. Any rebroadcast of this information in whole or part without the prior written permission of Dell Inc. is prohibited. As a reminder, Dell is also simulcasting this presentation with slides at www.Dell.com/investor. Later we will conduct a question and answer session. If you have a question, then please press * then 1 on your telephone keypad at any time during the presentation.

I would like to turn the call over to Rob Williams, Vice President of Investor Relations.

Mr. Williams, you may begin.

ROB WILLIAMS: Thank you, Regina.

Good morning, and thanks for joining us. We’re pleased to announce that Dell and Quest have reached a definitive agreement for Dell to acquire Quest Software subject to customary conditions and Quest Software shareholder approvals.

On the call with me from Dell are Dave Johnson, Senior Vice President, Corporate Strategy; John Swainson, President, Software Solutions; and Brian Gladden, CFO; and from Quest Software Vinny Smith, Chairman and CEO; and Scott Davidson, CFO.

We’ve posted the web deck and press release on Dell.com, and I encourage you to review these materials for additional perspective and disclosures.

Next, I’d like to remind you that all statements made during this call that relate to future results and events are forward-looking statements that are based on Dell and Quest’s current expectations. Actual results and events could differ materially from those projected in the forward-looking statements because of a number of risks and uncertainties which are discussed in Dell’s and Quest’s annual and quarterly SEC filings, and in the cautionary statement contained in the press release, and on the website. Neither Dell nor Quest assume any obligation to update our forward-looking statements.

Now, I would like to turn it over to Dave.

DAVE JOHNSON: Thank you, Rob.

Good morning, and thank you for joining us for today’s announcement. We continue to execute on our strategy to develop and expand our end-to-end solution capabilities built on Dell IP. These solutions are open, scalable, and efficient, solutions that drive business results quickly and simply. These solutions provide customers with great value, provide Dell with higher margins and more recurring revenue. Our strategy has been consistent, and we are making progress against it.

Today’s announcement is important to our software organization, adding significant sales and development scale to our operations, and aligning well with our software strategy, which John Swainson will discuss momentarily. We’re building a strong set of software capabilities in important and fast-growing markets with expertise and technology from assets such as Boomi, KACE, Scalant, SonicWALL, and AppAssure. These solutions enhance the software expertise in our server, storage, networking, and mobility solution businesses, and are complementary to our hardware and services offerings.

With the acquisition of Quest, Dell will able to bring to market industry-leading, differentiated, and easy to manage solutions. If you would advance to Slide 4 for me I will bring you through more of the details of today’s announcement in our acquisition of Quest.

Today’s acquisition contributes greatly to many of Dell’s solutions. Dell has a comprehensive solution to help customers manage network and secure the heterogeneous devices brought to the workplace by today’s workers. Quest’s Access Manager complements this architecture.

Quest has leading application management software, a critical component in the convergence of infrastructure like Dell’s vStart. And lastly, Quest’s Microsoft migration portfolio complements Dell’s earlier acquisitions of Make and Clerity enabling Dell to offer a comprehensive set of tools to assist customers to migrate to an open, industry standard architecture, whether it’s on premise or off.

Quest generated $857 million worth of revenue in Fiscal Year 2011, up 12 percent year to year, with 86 percent gross margins and an operating margin of 11 percent. More than 50 percent of Quest’s revenue is recurring. More than 4,000 channel partners help Quest’s solutions, and Quest has over 100,000 customers and approximately 3,850 employees, mostly in research and development and sales.

The transaction has an enterprise value of $2.4 billion, net of cash and debt, has been approved by the board of directors of both companies. We anticipate closing late in third quarter, subject to customary conditions, and Quest’s shareholder approval. Given the mechanics of purchase accounting for software assets, we expect deferred revenue and transaction costs to impact post-acquisition earnings by at least $500 million over the FY ‘13 and FY ‘14 time period. Please keep in mind that the deferred revenue impact, as a non-cash adjustment will not affect the cash flow of cash returns, or the transactions.

The combination of Quest software and Dell enable Quest to leverage Dell’s core equity, including our global distribution, our heritage of direct sales relationships and customer intimacy, and finally our brand. We’re very excited about welcoming Quest to Dell and even more excited about the opportunities for our customers. With that, let me turn it over to John Swainson.

John.

JOHN SWAINSON: Thank you, Dave, and good morning everyone.

As Dave mentioned, we’ve been making good progress in developing and bringing to market Dell’s software IP. And the acquisition of Quest accelerates that process. I recently shared details of our over-arching software strategy at Dell’s financial analyst meeting, and I’ll provide you with an overview of that strategy today. I encourage you to go look at Dell’s investor relation website to view the webcast and materials from the financial analyst event earlier in June.

Slide 5.

At Dell we have a unique opportunity to develop a software business that leverages the existing strengths of Dell and creates solutions that in turn create greater value than just the sum of the parts. Our legacy and leadership position in end-user computing provides us with an opportunity to operate from a position of strength as we introduce competitively differentiated solutions that will include software as a key component.

The same holds true for our enterprise and services businesses. As we include more software solutions with servers and with our enterprise solutions, we are looking to provide a better and more valuable experience for our customers. We’re not looking randomly at software profit pools, but we’re rather intent on finding software that is advantageous for Dell’s overall business, that leverages our core strengths, and provides us with unique value added differentiation.

From an industry perspective there are three key trends that are driving an increased need for a dynamic, yet easier to manage, software solution. Firstly, the exponential growth of data, second, the rapid growth of cloud-based solutions, and thirdly, the increased presence of consumer devices being brought into the enterprise. All of these trends are creating significant business risks and businesses are looking for ways to increase their ability to deal with them.

So, our software strategy is focused on addressing these customers’ needs with three key tenets. The first aspect of which is to leverage and build upon our existing software portfolio. After going through the process of assessing Dell’s software assets, after I joined the business, it was clear to me that we had a good base of software IP from which to build both standalone and embedded within our hardware solutions.

Second, we’re in the fortunate position of not having a large legacy hardware or software base. So, we can look forward to emerging technologies that will potentially cannibalize some of those opportunities, rather than look backwards at supporting legacy that might constrain our thinking or offerings. Our solutions will focus on the current problems with a particular aspect, or a particular focus on simplification and automation in solving our customer’s needs.

Finally, we’re going to be focused on key areas of software where we think there’s good, long-term potential that will integrate well with Dell’s existing hardware and services businesses. Quest brings us an unbelievable portfolio of software assets that we’re going to use as the foundation of our software solutions business. The Quest assets address many large and growing areas of the industry. In total this industry segment is about $30 billion and is expected to grow at $10 billion a year for the next four years.

Each area of the business of Quest’s business brings unique benefits. The first solution segment is the Windows Server Management business, which is a good fit for Dell’s other recently acquired assets. Application consolidation and migration from legacy systems and applications is a key trend we’re seeing throughout the industry. And the recently acquired Make Technologies and Clerity Solutions acquisitions address this need in our services business.

The Windows Server Management Solution from Quest addresses this need, as well, from a software perspective and gives Dell a more comprehensive end-to-end solution in this space. Focused on the automation of repetitive tasks it easily moves and consolidates data to streamline the migration process.

Secondly, the performance and application monitoring solutions business at Quest addressed a rapidly growing need for our customers. Businesses of all sizes are looking to reduce their IT complexity and to automate the workloads for their IT departments. Quest’s Foglight product is recognized throughout the industry as one of the top solutions in the application performance management space.

Using Foglight to continually monitor an IT environment proactively finds and fixes issues prior to them becoming problems. We’ve seen first hand that customer receptivity to these kinds of solutions in the rapid growth of our KACE business, which focuses on a different aspect of this, specifically around end-point management.

Thirdly, addressing the proliferation of data requires flexible and scalable software solutions for data protection and backup. Quest’s NetVault product in the data protection space is a cross-platform backup and recovery solution that protects both virtual and physical data from one console. This is a very complementary product to the AppAssure solution, which we purchased 18 months ago.

There are two key Quest solutions that enable security, user workspace management and identity and access management. Security is one of the things that we hear from our customers to be one of their primary concerns, particularly as they move to adopt cloud-based solutions. And with these products we can augment our existing SonicWALL and SecureWorks products to provide an even more comprehensive and dependable Dell security based solution.

The security solutions from Quest cut complexity and risk associated with managing user identities and control access to corporate data. They also directly address the growing bring your own device trend by ensuring that users can easily access their applications from any device and maintain compatibility with Microsoft technologies. And finally, Quest database management tools provide us with a good portfolio of assets that generate a strong cash flow and a strong profit. These solutions position Quest as one of the leaders in the distributed database segment of database management.

Dell has been strategically increasing its mix of profit and margin to Enterprise Solutions and Services business, or ESS. As we closed out our last fiscal year, close to 50 percent of our gross margin dollars came from this strategic area of our business. Dell software is going to be an important component of this ESS business going forward, as we continue to increase our mix of margin and profit, now due to software in this space.

Let me now turn it over to Vinny Smith.

VINNY SMITH: Thank you, John.

Since I arrived at Quest in the late ‘90s, Quest has built an exciting portfolio of innovative and cost effective system management products to simplify the management of IT. We built around established platforms and gained a reputation as a leader in systems management, because we identified what our large and mid-sized customers needed. We skillfully partnered with platform vendors and moved into markets that kept us relevant for our customers.

We went public in the summer of 1999 and over the years our market leadership has been regularly recognized by press and industry analysts, platform partners and most of all our customers.

We have had success in each of our key markets, which are, as John mentioned, database management utilities, Windows Server management, application performance monitoring, data protection, identity and access management, and user workspace management. In each of these categories, we deliver solutions for your physical cloud and virtual environments.

From my point of view, we’ve built an awesome company over the years, and I’m particularly proud of the employees that made this possible. We’ve built a culture of total concern for our customers, and concern for one another, and it’s been awesome to be a part of this company and its success.

We’re excited about joining the Dell team and becoming the foundation that enables Dell’s software vision. Quest’s product portfolios are a good fit with Dell’s strategy to offer solutions that effectively scale with customer’s needs. This agreement is great news for our customers, and our channel partners, as well as our employees.

Could you change to Slide 9.

Customers and channel members rely on Dell to provide comprehensive, end-to-end IT solutions. Over the years, Dell has been a strong partner for Quest with its distribution reach and brand recognition. It has industry-leading capabilities across servers, storage, networking services, and end user computing solutions. These are also the key touch points of Quest’s product families. We are excited that Quest will be the foundation for Dell’s software business going forward. Our solutions are clearly focused on addressing key customer pain points in a simplistic and automated fashion. They address some of the key industry mega-trends that are a focus of Dell’s end-to-end solutions framework.

And, finally, we have a very talented pool of people working for Quest, and we have a rich IP portfolio that will be further optimized when combined with Dell’s global reach, its brand, reputation, and balance sheet. It’s truly exciting to think about the potential of integrating Quest and Dell.

Let me turn the phone call back to Rob now.

ROB WILLIAMS: Thanks, Vinny.

Now, let’s open it up for questions with Dave, John, Vinny, Brian, and Scott. As a reminder, please limit your questions to one with one follow-up.

Regina.

OPERATOR: Ladies and gentlemen, we will now begin the question and answer portion of today’s call. If you have a question, please press *1 on your telephone keypad. You will be announced prior to asking your question. If you would like to withdraw your question, press the # key.

One moment please for the first question.

We’ll take our first question from Keith Bachman with Bank of Montreal.

KEITH BACHMAN: Hi. Thank you. I wanted to ask a question for the team. The license revenue for Quest was weak in aggregate in 2011 if you net out currency and M&A. It actually declined on a year over year basis. So, I was wondering if you could talk a little bit about why that was the case, and more importantly how that improves as we look out over the next 12 to 18 months. And then I had a quick follow-up. Thank you.

BRIAN GLADDEN: Scott, do you want to start on that one, or Vinny?

VINNY SMITH: Go ahead, Scott, and I’ll follow up.

SCOTT DAVIDSON: So, just for purposes of clarity, actually, license revenue in 2010 was $321 million, in 2011 fiscal it was $338. So it was actually up.

KEITH BACHMAN: No, sorry, it was up on a reported basis. If you take out currency and M&A it was down on a year over year basis.

SCOTT DAVIDSON: Yes, got it. So, one of the things that we had recognized effectively was 2010 coming out of 2009 was effectively a real boom year for us. We set the bar pretty high going into 2011. We had done a couple of acquisitions in the early part of ‘11, which set us out on a path at about a 16 percent organic growth rate entering 2011. And we had a couple of issues that sort of hit us initially, we were impacted in APAC from the weather, and the tsunamis, and some of the other activity. So, we started off the year sort of in the penalty box. We ended up sort of ticking up in the middle part of the year, and started to sort of go back toward more of our traditional growth rate.

And then, in Q4 of 2011, we sort of hit a speed bump, and we had a very uncharacteristic 2011 Q4. Coming back in 2012, the presumption was we set the bar at a point where we figured we were going to get to somewhere back to the historical growth rate, and while I clearly can’t talk about Q2, Q1 was in and around the range where we thought that it would be.

So, to answer your question, 2011 looked like an anomaly because our historical CAGR on the license line over the last 10 years or so had been roughly 8 to 10 percent. But just a couple of very discrete items that hit us in 2011.

KEITH BACHMAN: Okay. And then, Rob, maybe if you could address how you see, with the addition of Quest, how you see the org structure unfolding for the overall software division?

ROB WILLIAMS: Yes. John, you want to take that one?

JOHN SWAINSON: Sure, I’d be happy to. Quest will end up becoming part of the software group, and will report in to me.

ROB WILLIAMS: Thanks, Keith.

KEITH BACHMAN: Okay. Thank you.

OPERATOR: We’ll take our next question from Abbey Lamba with Mizuho Securities.

ABBEY LAMBA: Yes. Thanks. Just following up on the last question, I just want to understand if there were any synergies that you can drive from this deal, and what type of investments do you need to make to get back to the market growth rates, or even above them? Do you need to increase R&D or sales and marketing? Scott, you mentioned some of the one-time issues that hit you last year. Are there any areas where you need to invest more?

JOHN SWAINSON: Let me take that one, Rob, and then perhaps we can have a follow-up from one of the Quest guys.

I think there’s a number of areas of synergies. As I mentioned in my remarks, this is a very highly synergistic from both product set and customer base. We deal with the same customers. We concentrate on that kind of large and mid-market customer, particularly around x86 technologies. That’s something that we think we’ll get a lot of synergy from.

Dell has 20,000 sales people. That’s another area of synergy, so we can improve distribution. We have 100,000 channel partners. We can improve distribution that way. So, there are both product similarities that we will be able to create a richer set of solutions around, storage management is one that comes obviously to mind, and there are distribution synergies that we can get.

And, frankly, there will be cost synergies, too, although our intent here is to increase R&D, and increase sales capacity as we build out the Dell Software Business. And as we’ve mentioned a number of times, this is sort of going to be, along with SonicWALL and AppAssure, and KACE, and a few others, this is sort of the anchor of that business, so.

VINNY SMITH: And, John, I’ll also follow up, 2011 was a bumpy year for us for sure, and we’re feeling better about this year. We were in a product transition phases in some places, and things are coming together nicely at Quest. But inside Dell, there’s some remarkable opportunities to push forward, as John mentioned, in data protection, monitoring. We have an enormous migration business that enables customers to move through their Windows Servers, whether it’s AD, or Exchange, or other directories. And so, I think that the blending of Dell and Quest is going to create an incredible opportunity.

ROB WILLIAMS: Thanks, Vinny.

Next question, please.

OPERATOR: We’ll take our next question from Brian Alexander with Raymond James.

BRIAN ALEXANDER: Rob, can you just talk about the targeted return on this investment and over what timeframe you think you can achieve it? If I use quick math, 10 percent after tax return would suggest you need to generate $300 million plus in EBIT, which is 50 percent higher than the consensus forecast for Quest EBIT next year. So, just what gives you confidence we that this is a good financial acquisition, in addition to being a good strategic fit? Thanks.

ROB WILLIAMS: Yes, thanks, Brian. Let’s let Brian take that, and, Dave, you may want to add to that as well.

BRIAN GLADDEN: Yes, Brian. Thanks for the question. I think, from our standpoint, we’re not going to get into specifics on accretion and dilution at this point, or the financials. We did talk about some of the purchase accounting elements that are typical in a software acquisition that do give us the impact on deferred revenue will be something that’s pretty significant over the next two years.

I think John talked about some of the synergies that we would expect to achieve in this transaction that ultimately will push, from our perspective, a very strong return for us.

BRIAN ALEXANDER: So, no specific kind of target return metrics that you would be willing to share, and timeframe? And then, if not, the follow-up would just be, what’s the cash portion of the $500 million of transaction costs that you expect to incur?

BRIAN GLADDEN: Yes. Brian, we’re not going to talk about specific returns on specific transactions. We’ve never done that.

In terms of the breakdown, Dave said at least $500 million, a significant portion of that, over 75 to 80 percent of that, is going to be specific to deferred revenue write-offs. And that impact, obviously, is non-cash. The rest of it will generally be cash transaction costs.

BRIAN ALEXANDER: Okay. All right, thanks, Brian.

OPERATOR: We’ll take our next question from Toni Sacconaghi with Sanford Bernstein.

TONI SACCONAGHI, Sanford Bernstein: Yes, Brian. I just wanted to follow-up on that last question. You won’t even be able to give us any guidance on a cash flow from operations basis, when you expect this to be accretive. I mean given the answer to the last question that maybe 20 percent, or $100 million of the charges are cash related. Are you expecting significant investments over the first year, year-and-a-half that don’t allow you to be comfortable saying that this will be cash flow accretive in Fiscal ‘14?

BRIAN GLADDEN: I think, Toni, we would be comfortable saying it’s cash flow accretive in Fiscal Year ‘14 for sure. Again, we want to get to the close of the transaction, get through purchase accounting, and finalize a lot of the details of this before we get to that point.

TONI SACCONAGHI: And then just to follow up more broadly on cash, I guess this is also for you, Brian, I estimate that you’ve spent almost $5 billion on acquisitions year-to-date and they’ve all been U.S. domestic acquisitions done with cash. I think per your comments at your analyst -- you’re likely generating less than $1 billion a year in the U.S., in terms of U.S. generated cash. So, what are the implications of this deal for -- and you’ve also announced a dividend. What are the implications for this deal on cash and how should we be thinking about whether you do need to raise debt in order to fund this deal, or how do we think of your potential to do further acquisitions in light of the large usage of U.S. cash year-to-date?

BRIAN GLADDEN: Yes. I would say, Toni, nothing changes from the capital allocation framework we talked about a couple of weeks ago at the analyst meeting. In this particular transaction we actually believed that over 50 percent of the value of the company is actually outside the U.S., and we think we have a strong potential here to use non-U.S. cash balances in this transaction, which will help in this dynamic of U.S. liquidity.

For the remainder of the purchase price, as we’ve said before, we clearly have been managing U.S. liquidity through a combination of accessing debt markets, which we can still do, generating cash flow in the U.S., and then opportunities that we have to access foreign cash on a relatively tax-efficient basis from time to time as we can, so no change to that. That will be what we do. And the commitments we’ve made around returning capital to shareholders through buyback and through the dividend program are still obviously very important to us.

TONI SACCONAGHI: Thanks.

OPERATOR: We’ll take our next question from Ben Reitzes with Barclays.

BEN REITZES: Yes, thanks a lot. I wanted to go to Slide 7 of your Web deck and just talk about Dell’s complementary solutions to Quest. How easy is it to integrate these solutions, or will they be sold alongside, or does Quest actually serve as an effective integration layer that is easy to integrate these solutions and how will that process be managed at Dell?

DAVE JOHNSON: I should probably take that one.

The answer is, we will do all of the above. Initially we will sell these solutions as suites of solutions. Over time we will clearly look for an opportunity to integrate them. Quest has built an integration framework that I think will be quite useful for that. We’ll be looking for opportunities to take the best of technologies from these different places and create even better solutions for our customers going forward. So, we will clearly be looking over time to create a rich set of product solutions in each of these areas.

BEN REITZES: Then just a follow-up, you sort of hit on it. There are over 1,500 sales reps at Quest, what was their mix of channel and direct and how will that change when we get to Dell, again?

DAVE JOHNSON: Scott, I’m going to let you give the exact number, because I’ll probably get it wrong.

SCOTT DAVIDSON: Yes, I mean we don’t breakout the actual reps, but we do talk about the way the revenues flow. So, approximately 40 to 45 percent of the revenue flew through indirect channel. So, that could have been -- you still may have had a rep that managed a channel relationship, per se. But, these days it’s about 45 percent. It’s increased over the last couple of years as we’ve moved into markets, and particularly like the Microsoft market has grown, our virtualization set of assets has grown, and those are typically indirect sorts of markets, as well as last year the acquisition of BakBone, which is in the data protection space, which is primarily more of an indirect channel kind of business. So, about 40 to 45 percent of the revenue flows that way.

DAVE JOHNSON: Thanks, Ben.

OPERATOR: We’ll take our next question from John DiFucci with JP Morgan.

JOHN DIFUCCI: Thank you. Congratulations to both teams here. I think the hardware people are going to be surprised at the breadth of the portfolio at Quest, and Quest also gets the distribution channels from Dell.

My question is for Dell, and I guess for John Swainson, Dell has talked a lot about software and a lot about services and software as a service, but so far the acquisitions you’ve made, the last couple anyway, SonicWALL and Quest, are more traditional software that really matches well with what Dell does. But, what about software as a service companies, does that make sense, or is that something you’re going to be looking more closely at going forward, even if it’s not -- when people think of that they think of applications, which is not an area you’re in, but also there’s a lot of sort of infrastructure as a service out there, not infrastructure as a service, but applications that sort of look like infrastructure. Is that something that makes sense for you to start to focus on now?

JOHN SWAINSON: Hi, John, nice to talk to you. Yes, it will, but I think it’s important for us to build the core sort of strategic assets of the business first. There are a number of these assets that could be delivered as a service and Quest had started doing some of that. And we’ll surely look at doing some more. But, before we kind of get into the modality of how we deliver it, I just wanted to make sure that we had the right portfolio of solutions. And we’ve looked at the applications business. We have an offering in that space today called the Dell Cloud Business Applications offering. We will clearly continue to keep our eye on that particularly with a focus on small and medium business.

This, however, is about building our fundamental asset portfolio and as I said, you’ll see us deliver this in a number of ways, including as a service.

JOHN DIFUCCI: Okay. Thanks, John. And if I could a follow up, I look at Quest’s maintenance stream, I know there’s been a lot of questions on the financial liability of this, this just makes a ton of sense if people look at that maintenance stream. And I would imagine Quest is comfortably profitable on a cash flow basis now, so given that this is a cash deal the only thing you’re foregoing is the interest on your cash, which probably isn’t a whole lot right now. So, I would think this would be cash flow positive relatively soon.

More on the strategic side, Quest is, again, a broad portfolio, which strategically fits really well with what Dell is doing, but are you planning to, initially at least run this as a separate unit, John, underneath you, because it does seem like something that can be integrated relatively quickly and relatively well, it would seem.

JOHN SWAINSON: John, we’re planning on keeping it relatively intact as a unit under me, but we’re going to look for opportunities to integrate and I mentioned a couple of them. There’s a natural integration opportunity between the data backup team, AppAssure, that also reports to me and a couple of Quest products, including vRanger and BakBone. So, we’ll be looking for how do we get sort of synergies and the best technology from those pieces. Identity and access management is another technology that we’re going to look for integration possibilities with SonicWALL and SecureWorks. So, those are a couple of places where integration does make sense.

In terms, though, of how we go to market, we’re going to try and keep this relatively standalone for now. As I mentioned a couple of times, this is sort of now the core asset of our software business, and the roughly 1,500 software sales people at Quest will become the core of Dell’s software sales organization as well.

JOHN DIFUCCI: Okay. Thank you very much.

OPERATOR: We’ll take our next question from Maynard Um with Wells Fargo.

MAYNARD UM: Hi. Thanks. Can you just clarify, I guess, when you talk about the product integration sales model, is the plan to give some of the products away, sort of like FogLight effectively for free within Dell Open Manage?

JOHN SWAINSON: You know, we’re going to look at freemium models as an opportunity to sell more stuff. I don’t want to speculate at this point on exactly which ones we’ll do that with. But if I look at sort of what we’re doing today with AppAssure, and maybe that’s a decent model. AppAssure we do bundle in with our storage solution. We bundle a part of it in with our storage solution, and we up-sell the full product capability based on the richness of that offering. So, I think that you can expect that we’re going to take advantage of the fact that we ship hundreds of thousands of servers, and millions of PCs, and hundreds of thousands of storage arrays to provide more pull for our products.

MAYNARD UM: Okay. And then can you talk about the potential areas of partner overlap and competition, for example, I think with the workspace product I think you’ll; be going more head-to-head against products from your hypervisor vendors, which seems like a difficult task. So, is this more geared towards the SMB space versus eventually the large enterprise space?

JOHN SWAINSON: I think it’s a premature to comment --

VINNY SMITH: John, would you like me to --

JOHN SWAINSON: It’s premature for me to comment. Vinny has probably got a better assessment.

VINNY SMITH: You mentioned the client user workspace piece. We’ve got a really exciting product line that is emerging, coming out that deals with large enterprise needs to manage the new end point. And that’s not in as much competition with the hypervisors or Citrix. And I think Dell is going to do tremendous with this line of products that are emerging out of Quest.

ROB WILLIAMS: Great. Thanks, Maynard.

OPERATOR: We’ll take our next question from Matthew Hoffman with Cowan and Company.

MATTHEW HOFFMAN: Another clarification you mentioned R&D would increase. Was that comment relative pro forma baseline, putting the two R&D lines together? And I’ll have a quick follow-up.

JOHN SWAINSON: Yes. I mean, look, we’re buying this business to build a robust scale software business at Dell. And as every speaker mentioned, this becomes sort of the cornerstone asset of Dell’s software business. This is a thing we’re going to build on.

MATTHEW HOFFMAN: And, second, can you talk about the possible triggers of using the offshore cash? Who are you trying to work with, and what are the notions you need to have to get that to actually work? Thanks.

BRIAN GLADDEN: Well, this is Brian. We need to do the next level of due diligence and planning around legal entity structures, and exactly where intellectual property is. So, without getting into any more detail, as we look at that preliminarily, there clearly is a fair amount of intellectual property that’s outside the U.S., which should allow us to use foreign cash for parts of the acquisition. So, we’ll do that between now and close, and it will become clearer.

MATTHEW HOFFMAN: So, it’s tied to IPR. Thanks.

OPERATOR: We’ll now take our final question from Aaron Rakers with Stiefel Nicolaus.

AARON RAKERS: Thanks for taking the question. First of all, I’m kind of going back to an earlier question, but I kind of want to understand a little bit. I think you guys have generated about $3.4 billion of resold software revenue over the last 12 months. With Quest folding into the model, is there any framework of how we could think about that overlapping relative to that number?

ROB WILLIAMS: You want to take that one, Brian?

BRIAN GLADDEN: Yes, I can. I think there will be small areas of overlap apparent. I think clearly we’re on a path to take that software resale business and turn it into an IP focused Dell-owned capability over time. So, as we’ve talked about in the bigger picture, we will continue in some cases to prune parts of that business, and this acquisition will create some opportunities to do that. Not getting into the details as to how big that is, we can share some of that later. But that will continue to be a transition where we try and move that to higher value segments.

AARON RAKERS: And as a follow-up, just kind of building on prior comments as well, the backup and data management side of the business, the backbone I think asset with Quest, relative to AppAssure, can you talk at all about the position of that product from a competitive standpoint, and maybe even it would be helpful to understand what the average deal size of those customers for that solution look like?

JOHN SWAINSON: It’s John. It’s a bit premature for me to do that right now. I think that we will, obviously, be working on positioning those things correctly. But I don’t feel comfortable doing that right now.

AARON RAKERS: And competitively, who does that go up against, though?

JOHN SWAINSON: It goes up against a number of people, including Symantec and others.

AARON RAKERS: Okay. Thank you.

ROB WILLIAMS: All right, great.

OPERATOR: I’ll now turn the call over to Mr. Williams for closing remarks.

ROB WILLIAMS: Great. Thanks everyone for participating today. This is obviously a great opportunity for both companies, and we look very forward to talking with you in much more greater detail, and with some greater focus on the future after the close of the transaction.

So, thanks again.

QUESTION: This concludes today’s conference call. We appreciate your participation.

END